Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2016 FOURTH QUARTER AND YEAR END EARNINGS

OAKLAND, MARYLAND—March 8, 2017: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust, announces that consolidated net income available to common shareholders was $5.3 million for the year ended December 31, 2016, compared to $10.3 million for 2015. Basic and diluted net income per common share for the year ended December 31, 2016 were both $.84, compared to basic and diluted net income per common share of $1.65 for 2015. The decrease in earnings for 2016 was primarily attributable to an $11.6 million arbitration award received in November 2015 that was recorded in other income. The reduction was offset by increases of $.2 million in trust department earnings, $.3 million in service charge income, and $.3 million in Bank Owned Life Insurance (“BOLI”) income and decreases in operating expenses such as salaries and employee benefits, FDIC premiums, data processing expenses, professional services expenses associated with the arbitration award and Other Real Estate Owned (“OREO”) expenses. The net interest margin for the year ended December 31, 2016, on a fully tax equivalent (“FTE”) basis, increased to 3.19% from 3.04% for the year ended December 31, 2015.

According to Carissa L. Rodeheaver, Chairman of the Board, Chief Executive Officer and President, “We made great progress in 2016 as we implemented our new brand, opened our first branch of the future, introduced new banking technology, consolidated our community office franchise, and announced our common stock rights offering and repayment of a portion of our higher cost capital and debt. We are also making good strides in continually improving asset quality and changing the mix on our balance sheet for both assets and liabilities in order to increase our core earnings. Our Board of Directors, management and all associates are re-energized as we look to 2017.”

Consolidated net income available to common shareholders was $1.0 million, or $.16 per common share, for the fourth quarter of 2016, compared to $7.8 million, or $1.26 per common share, for the same period of 2015. The decrease in earnings for the fourth quarter of 2016 when compared to the fourth quarter of 2015 was primarily attributable to the $11.6 million arbitration award received in November 2015. This decrease was partially offset by increases in net interest income and reductions in salaries and benefits, reduced FDIC premiums and a reduction in legal and professional expenses.

Financial Highlights Comparing the Three and Twelve Months Ended December 31, 2016 and 2015:

•	The provision for loan losses increased to $3.1 million for the year ended December 31, 2016 compared to $1.1 million for the year ended December 31, 2015. The increase was driven by higher net charge-offs, particularly in the commercial real estate (“CRE”) loan portfolio.

•	Other operating income decreased $11.4 million for the year ended December 31, 2016 when compared to 2015. This decrease was primarily attributable to the $11.6 million arbitration award discussed above. As compared to 2015, the Company experienced increases in trust department earnings of $.2 million, service charge income of $.3 million, and BOLI income of $.3 million for 2016. The increase in BOLI was a result of a one-time death benefit received in the second quarter of 2016.

•	Operating expenses decreased $2.0 million for the year ended December 31, 2016 when compared to the same period of 2015. This decrease was due to a decrease of $.3 million in salaries and benefits primarily due to decreased health care costs, a decrease of $.5 million in professional services due to a decrease in legal expenses incurred for litigation in 2015, a $.9 million decrease in FDIC premiums, $.4 million in data processing expense and a decrease of $1.1 million in OREO expenses due to reductions in valuation write-downs on properties. The decreases were offset by an increase of $1.2 million in other miscellaneous expenses due to increased trust expenses, reserves for litigation claims, miscellaneous loan fees and debit card fraud expenses.

•	Net interest margin improved to 3.19% at December 31, 2016 compared to 3.04% at December 31, 2015. The increase was due to an increase in interest income and a decrease in interest expense when comparing the two periods.

Recent Development

On November 7, 2016, the Corporation announced that it had filed a Registration Statement on Form S-1 with the SEC in connection with a proposed common stock rights offering (the “Registration Statement”). On February 8, 2017, the Registration Statement was declared effective by the SEC. Shortly thereafter, the Corporation distributed, at no charge and on a pro-rata basis, non-transferable rights to purchase an aggregate of 783,626 shares of the Corporation’s common stock at a subscription price of $11.93 per share. Rights were distributed to each person who held shares of the common stock as of 5:00 p.m., Eastern Standard Time, on November 28, 2016. The offering period is scheduled to expire at 5:00 pm on March 17, 2017 unless the Corporation extends the offering for an additional 30-day period, until April 16, 2017. To facilitate the offering, the Corporation entered into standby purchase agreements (the “Standby Agreements”) with third-party accredited investors (the “Standby Purchasers”) pursuant to which they agreed to purchase, at the same subscription price of $11.93 per share, up to an aggregate of 570,304 the shares of common stock being offered in the rights offering to the extent that such shares are not purchased by rights holders. Any sale of shares to the Standby Purchasers will be effected in a private placement transaction in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Regulation D promulgated thereunder. The closing of the transactions contemplated by the Standby Agreements is subject to various terms and conditions. No assurance can be given with respect to whether the Corporation will sell any shares to the Standby Purchasers or the number of shares that may be sold in connection with any such sales. The Corporation intends to use the proceeds of the foregoing offerings, after paying its offering expenses, to offset the impact of its planned redemption of $10.0 million of Series A Preferred Stock and its planned repayment of $10.8 million of junior subordinated debentures issued to Trust III.

Balance Sheet Overview

Total assets remained stable at $1.3 billion at December 31, 2016 when compared to assets at December 31, 2015. Comparing 2016 to 2015, cash and interest-bearing deposits in other banks increased $11.2 million, the investment portfolio decreased $38.6 million, and gross loans increased $12.9 million. OREO balances increased $4.0 million due to the addition of properties during 2016. BOLI increased $.8 million due to earnings of $1.4 million, offset by a reduction of $.6 million from the one-time death benefit received in second quarter 2016. Total liabilities increased by $1.8 million for the year ended December 31, 2016 when compared to 2015 due primarily to an increase of $15.4 million in deposits, offset by a decrease of $15.8 million in long-term borrowings as a result of the repayment of a $15.0 million Federal Home Loan Bank (“FHLB”) advance in December 2016. Comparing December 31, 2016 to December 31, 2015, shareholders’ equity decreased $7.1 million as a result of the Corporation’s redemption of $10.0 million of outstanding shares of Series A Preferred Stock in February 2016, and the increase of $2.5 million in accumulated other comprehensive loss, partially offset by the $5.3 million in net income recorded for 2016.

Total fair value of investment securities available-for-sale at December 31, 2016 decreased $30.2 million when compared to December 31, 2015 due to calls and sales in 2016. At December 31, 2016, the securities classified as available-for-sale included a net unrealized loss of $9.6 million, which represents the difference between the fair value and amortized cost of securities in the portfolio and is primarily attributable to our collateralized debt obligations (“CDOs”).

Comparing December 31, 2016 to December 31, 2015, loans outstanding increased $12.9 million (1.5%). CRE loans increased $17.5 million as a result of several new relationships booked during 2016. Acquisition and development (“A&D”) loans decreased $6.7 million due to payoffs in the third quarter 2016. Commercial and industrial (“C&I”) loans decreased $1.6 million due to regularly scheduled amortization. Residential mortgage loans increased $4.7 million due to increased production primarily in our 5/1 and 7/1 ARM programs. The Bank continues to sell new, longer term, fixed-rate residential loan originations to Fannie Mae. The consumer loan portfolio decreased slightly by $1.0 million due to our decision to discontinue indirect auto lending. Approximately 39% of the commercial loan portfolio was collateralized by real estate at both December 31, 2016 and December 31, 2015.

Total deposits increased $15.4 million at December 31, 2016 when compared to December 31, 2015. During 2016, we continued our focus on changing the mix of our deposit portfolio from higher cost certificates of deposit to lower cost core accounts. Non-interest bearing deposits increased $14.6 million. Traditional savings accounts increased $8.9 million due to continued growth in our Prime Saver product. Total demand deposits decreased $4.0 million and total money market accounts increased $9.4 million. Time deposits less than $100,000 declined $12.6 million and time deposits greater than $100,000 decreased $.9 million. The growth in the brokered/ICS money market balances was primarily due to the shift of balances for retail customers to this product to maintain liquidity as well as insurance protection.

The book value of the Corporation’s common stock was $14.95 per share at December 31, 2016, compared to $14.51 per share at December 31, 2015.

At December 31, 2016, there were 6,269,004 outstanding shares of the Corporation’s common stock and 20,000 outstanding shares of the Series A Preferred Stock.

Net Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis increased $1.8 million (4.9%) for the year ended December 31, 2016 when compared to 2015 due to a $.6 million (1.3%) increase in interest income and a $1.2 million (12.6%) decrease in interest expense. The slight increase in interest income was primarily due to an increase of $53.1 million in the average balance of loans offset by a decrease in interest income on investments due to a decline in average investments of $61.9 million. The decline in interest expense was due to the reduction of $18.3 million in average balances of long-term borrowings due to the payoff of a $30.0 million FHLB advance in July 2015 and the continued shift in deposits from higher cost certificates of deposit to lower cost core accounts. We saw an increase in the net interest margin for the year ended December 31, 2016 to 3.19% when compared to 3.04% for the year ended December 31, 2015.

When comparing the year ended December 31, 2016 to the year ended December 31, 2015, there was a slight increase of $1.1 million in average interest-earning assets, driven by an increase of $53.1 million in average loan balances and an increase of $12.6 million in fed funds sold, offset by a decrease of $61.9 million in investment securities.

Interest expense decreased for the year ended December 31, 2016 when compared to the year ended December 31, 2015. This decrease was primarily due to the continued shift of higher cost certificates of deposit to lower cost core deposits. The effect of this shift was a decrease in average balances in certificates of deposit of $30.4 million and a decrease of 22 basis points in the average rate paid on certificates of deposit and a decrease of 13 basis points in the average rate paid on core deposits, even though the average balance on core deposits increased $61.3 million. Although the average balance in long-term borrowings decreased $18.4 million, due primarily to the payoff of a $30.0 million FHLB advance in July 2015, the effective rate paid on long-term borrowings increased 12 basis points due to the increase in rates paid on off-balance sheet interest rate swaps compared to 2015. The effect on the average rate paid on total interest-bearing liabilities was a 13 basis point decrease from .97% for 2015 to .84% for 2016.

Asset Quality

The allowance for loan loss (“ALL”) decreased to $9.9 million at December 31, 2016, compared to $11.9 million at December 31, 2015. The provision for loan losses for the year ended December 31, 2016 increased to $3.1 million from $1.1 million for the year ended December 31, 2015. The increased provision expense was primarily due to increased net charge-offs of $5.1 million in 2016, compared to net charge-offs of $1.2 million in 2015. The ratio of the ALL to loans outstanding at December 31, 2016 was 1.11% compared to 1.36% at December 31, 2015.

The ratio of net charge-offs to average loans for the year ended December 31, 2016 was .57%, compared to .14% for the year ended December 31, 2015. The CRE portfolio had an annualized net charge-off rate of 1.80% as of December 31, 2016, compared to .05% as of December 31, 2015. This increase in charge-offs is related to a $1.7 million charge-off on one loan due to reduced appraised value on the property and a $2.5 million charge-off on one large participation loan in Pennsylvania. The A&D loan portfolio had an annualized net recovery rate of .98% as of December 31, 2016 compared to an annualized net charge-off rate of .79% as of December 31, 2015 due primarily to obtaining new appraisals on properties that secure a large loan relationship. The annualized net charge-off ratio for C&I loans was 0.69% as of December 31, 2016, compared to no charge-offs as of December 31, 2015. The residential mortgage loan charge-off ratios were ..07% and .02% for December 31, 2016 and December 31, 2015, respectively, and the consumer loan charge-off ratios were .77% and ..40% for December 31, 2016 and December 31, 2015, respectively.

Accruing loans past due 30 days or more improved slightly to .67% of the loan portfolio at December 31, 2016, compared to .75% at December 31, 2015. Non-accrual loans totaled $13.9 million at December 31, 2016, compared to $15.5 million at December 31, 2015. Non-accrual loans which have been subject to a partial charge-off totaled $11.1 million at December 31, 2016, compared to $4.1 million at December 31, 2015. The increase in charge-offs during 2016 is related to a partial charge-off of $2.5 million on one large participation loan in Pennsylvania.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of net gains, decreased $10.9 million for the year ended December 31, 2016 when compared to 2015. This decrease in 2016 was primarily attributable to the $11.6 million arbitration award received in November 2015. As compared to 2015, the Company experienced increases in trust department earnings of $.2 million, service charge income of $.3 million, and BOLI income of $.3 million for 2016. The increase in BOLI was a result of a one-time death benefit received in the second quarter of 2016. Trust assets under management were $740 million at December 31, 2016 and $718 million at December 31, 2015.

Net gains of $.5 million were reported through other income for the year ended December 31, 2016, compared to net gains of $1.0 million for 2015. The reduction in gains realized in 2016 was due to reduced sales of investment securities.

Operating expenses decreased $2.0 million for the year ended December 31, 2016 when compared to the same period of 2015. This decrease was due to a decrease of $.3 million in salaries and benefits primarily due to decreased health care costs, a decrease of $.5 million in professional services due to a decrease in legal expenses incurred for litigation in 2015, a $.9 million decrease in FDIC premiums, $.4 million in data processing expense and a decrease of $1.1 million in OREO expenses due to reductions in valuation write-downs on properties. The decreases were offset by an increase of $1.2 million in other miscellaneous expenses due to increased trust expenses, reserves for litigation claims, miscellaneous loan fees and debit card fraud expenses.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and three statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of holding, servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended unaudited					Twelve Months Ended unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	31-Dec
	2016	2015	2016	2016	2016	2016	2015
EARNINGS SUMMARY
Interest income	$11,405	$10,880	$11,563	$11,457	$11,438	$45,863	$45,032
Interest expense	$2,047	$2,134	$2,069	$2,078	$2,029	$8,223	$9,407
Net interest income	$9,358	$8,746	$9,494	$9,379	$9,409	$37,640	$35,625
Provision for loan losses	$914	$428	$294	$1,346	$568	$3,122	$1,054
Other Operating Income	$3,431	$15,141	$3,549	$3,759	$3,388	$14,127	$24,992
Net Gains	$1	$916	$245	$64	$216	$526	$1,016
Other Operating Expense	$9,909	$10,753	$9,762	$9,539	$9,897	$39,107	$41,115
Income before taxes	$1,967	$13,622	$3,232	$2,317	$2,548	$10,064	$19,464
Income tax expense	$546	$5,122	$947	$613	$677	$2,783	$6,473
Net income	$1,421	$8,500	$2,285	$1,704	$1,871	$7,281	$12,991

Accumulated preferred stock dividends	$450	$675	$450	$450	$675	$2,025	$2,700

Net income available to common shareholders	$971	$7,825	1,835	$1,254	$1,196	$5,256	$10,291

	Three Months Ended unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2016	2015	2016	2016	2016
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.16	$1.26	$0.29	$0.20	$0.19

Book value	$14.95	$14.51	$15.12	$14.87	$14.57
Closing market value	$15.95	$11.70	$12.38	$9.84	$10.95
Market Range:
High	$16.95	$11.89	$12.38	$11.34	$11.70
Low	$11.06	$7.91	$9.58	$9.65	$8.82

Common shares outstanding at period end	6,269,004	6,254,620	6,269,004	6,269,004	6,254,620

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.55%	0.98%	0.59%	0.55%	0.57%
Return on average shareholders' equity	6.38%	11.40%	6.86%	6.31%	6.52%
Net interest margin	3.19%	3.04%	3.21%	3.22%	3.23%
Efficiency ratio	73.90%	69.30%	73.10%	73.40%	75.30%

PERIOD END BALANCES	31-Dec	31-Dec
	2016	2015

Assets	$1,318,190	$1,323,458
Earning assets	$1,126,989	$1,150,750
Gross loans	$891,926	$879,023
Commercial Real Estate	$297,959	$280,505
Acquisition and Development	$104,282	$110,986
Commercial and Industrial	$72,346	$73,853
Residential Mortgage	$393,416	$388,739
Consumer	$23,923	$24,940
Investment securities	$237,169	$275,792
Total deposits	$1,014,229	$998,794
Noninterest bearing	$219,158	$204,569
Interest bearing	$795,071	$794,225
Shareholders' equity	$113,698	$120,771

CAPITAL RATIOS	31-Dec	31-Dec
	2016	2015
Period end capital
Tier 1 to risk weighted assets	14.76%	15.24%
Common Equity Tier 1 to risk weighted assets	10.74%	9.99%
Tier 1 Leverage	10.95%	11.64%
Total risk based capital	16.71%	17.21%

ASSET QUALITY
Net charge-offs for the quarter	$3,040	$717
Nonperforming assets: (Period End)

Nonaccrual loans	$13,946	$15,498
Loans 90 days past due and accruing	$420	$1,025
Total nonperforming loans and 90 days past due loans	$14,366	$16,523

Restructured loans	$9,323	$14,019
Other real estate owned	$10,910	$6,883

Allowance for loan losses
to gross loans, at period end	1.11%	1.36%
Nonperforming and 90 day past-due loans
to total loans, at period end	1.61%	1.88%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	1.09%	1.25%